                                             EX 23.1

     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Emeritus Corporation

We consent to incorporation by reference in the registration statements (No. 333-05965) on Form S-8 and (No. 333-20805)
on Form S-3 of Emeritus Corporation of our report dated February 27, 1998, except for note 10 as to which the date is March 13, 1998, relating to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders equity (deficit), and cash flows and the related schedule for each of the years in the three year period ended December 31, 1997, which reports appears in the December 31, 1997, annual report on Form 10-K of Emeritus Corporation.

/s/ KPMG Peat Marwick, LLP

Seattle, Washington
March 27, 1998